As filed with the Securities and Exchange Commission on January 11, 2007.

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ILOG S.A.

(Exact name of registrant as specified in its charter)

The Republic of France	Not Applicable
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification Number)

9 rue de Verdun, 94253 Gentilly, France (Address of Principal Executive Offices)
ILOG S.A. Plan for Grants of Free Shares 2006 (Full title of the plan)

Kim Funk, Esq.	Copies to:
Vice President and General Counsel	Scott R. Saks, Esq.
ILOG S.A.	Paul, Hastings, Janofsky & Walker LLP
1080 Linda Vista Avenue	75 East 55th Street
Mountain View, CA 94043	New York, NY 10022
650-567-8000	212-318-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares, par value €1 per share	135,000	$12.76	$1,722,600	$184.32

(1) American Depository Receipts evidencing American Depository Shares that may be issuable on the deposit of Ordinary Shares have been registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-6370) filed on January 31, 1997, as amended on August 14, 1998. Each American Depository Share represents one Ordinary Share.

(2) The amount being registered also includes an indeterminate number of Ordinary Shares which may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices per ADS reported on the Nasdaq Global Select Market January 8, 2007.

PART I – INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with or furnish to them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with or, to the extent designated therein, furnish with the SEC will automatically update and supersede this information. The documents listed below have been filed with or furnished to the SEC by the Registrant, and are incorporated herein by reference:

•	Our Annual Report on Form 20-F/A for the fiscal year ended June 30, 2006, filed with the SEC on October 13, 2006 (File No. 001-29144);

•	Exhibit 99.1 and the Special Note Regarding Forward-Looking Statements contained in our report on Form 6-K furnished to the SEC on October 26, 2006 (File No. 001-29144); and

•

The description of Ordinary Shares and American Depositary Shares contained in the Registration Statement on Form 8-A, dated February 3, 1997 (File No. 000-29144) and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and, to the extent designated therein, certain reports on Form 6-K filed or furnished by the Registrant, prior to the filing of a post-effective amendment that indicates that all the Ordinary Shares and/or American Depositary Shares offered hereby have been sold or that deregisters all Ordinary Shares and/or American Depositary Shares then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing or furnishing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

French law prohibits the Registrant from entering into indemnification agreements with its directors and officers providing for limitations on personal liability for damages and other costs and expenses that may be incurred by directors and officers arising out of or related to acts or omissions in such capacity. French law also prohibits the Registrant from providing for limitation of liability of a member of the board of directors. Generally, under French law, directors and officers will not be held personally liable for decisions taken diligently and in the corporate interest of the Registrant.

The Registrant has contracted liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibits
3.1

Statuts (by-laws), of ILOG S.A., as amended (unofficial English translation). (Incorporated by reference to Exhibit 1 of the Company’s Annual Report on Form 20-F for the year ended June 30, 2006 (File No. 001-29144)

4.1

Form of Deposit Agreement, dated as of February 13, 1997 and amended August 13, 1998, between the Registrant, JP Morgan Chase Bank, as depository and the holders of American Depository Shares. (Incorporated by reference to Exhibit 2.1 of the Company’s Annual Report on Form 20-F for the year ended June 30, 2006 (File No. 001-29144)

4.2*	ILOG S.A. Plan for Grants of Free Shares 2006

10.1*	Form of Free Shares Award for U.S. Employees

23.1*	Consent of Ernst & Young Audit

24.1*	Power of Attorney (contained on signature page hereto)

* Filed herewith

Explanatory Note

The Ordinary Shares awarded to participants in the ILOG S.A. Plan for Grants of Free Shares 2006 will be acquired by the Registrant in open market purchases at prevailing market prices. Because Ordinary Shares obtained through open market purchases do not involve the original issuance by the Registrant of any new Ordinary Shares and because the ILOG S.A. Plan for Grants of Free Shares 2006 is not subject to ERISA, an opinion of counsel is not included with this registration statement.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, the state of California on this 11th day of January, 2007.

ILOG S.A.

By: /s/ Jerome Arnaud
Jerome Arnaud
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pierre Haren and Jerome Arnaud and each of them, jointly and severally, the undersigned’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, in the undersigned’s name and in the capacity indicated below, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all other acts and things requisite or necessary to be done, and to execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or the undersigned’s substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pierre Haren Pierre Haren	Chairman and Chief Executive Officer (Principal Executive Officer)	January 11, 2007
/s/ Jerome Arnaud Jerome Arnaud	Chief Financial Officer (Principal Financial and Accounting Officer)	January 11, 2007
/s/ Michel Alard Michel Alard	Director	January 11, 2007
/s/ Marie-Claude Bernal Marie-Claude Bernal	Director	January 11, 2007
/s/ Pascal Brandys Pascal Brandys	Director	January 11, 2007

/s/ Marc Fourrier Marc Fourrier	Director	January 11, 2007
/s/ Richard Liebhaber Richard Liebhaber	Director	January 11, 2007
Todd Lowe	Director
Pierre-Michel Peugnet	Director
/s/ Stephane Lizeray Stephane Lizeray	Director	January 11, 2007
ILOG, Inc. /s/ Kim Funk By: Kim Funk Title: Secretary	Authorized Representative in the United States	January 11, 2007

INDEX TO EXHIBITS

Exhibits
3.1

Statuts (by-laws), of ILOG S.A., as amended (unofficial English translation). (Incorporated by reference to Exhibit 1 of the Company’s Annual Report on Form 20-F for the year ended June 30, 2006 (File No. 001-29144)

4.1

Form of Deposit Agreement, dated as of February 13, 1997 and amended August 13, 1998, between the Registrant, JP Morgan Chase Bank, as depository and the holders of American Depository Shares. (Incorporated by reference to Exhibit 2.1 of the Company’s Annual Report on Form 20-F for the year ended June 30, 2006 (File No. 001-29144)

4.2*	ILOG S.A. Plan for Grants of Free Shares 2006

10.1*	Form of Free Shares Award for U.S. Employees

23.1*	Consent of Ernst & Young Audit

24.1*	Power of Attorney (contained on signature page hereto)

*Filed herewith

Explanatory Note

The Ordinary Shares awarded to participants in the ILOG S.A. Plan for Grants of Free Shares 2006 will be acquired by the Registrant in open market purchases at prevailing market prices. Because Ordinary Shares obtained through open market purchases do not involve the original issuance by the Registrant of any new Ordinary Shares and because the ILOG S.A. Plan for Grants of Free Shares 2006 is not subject to ERISA, an opinion of counsel is not included with this registration statement.